Exhibit T-1.6
Securities and Exchange Commission
Washington, DC 20549
Gentlemen:
Pursuant to the provisions of Section 321 (b) of the Trust Indenture Act of 1939, and subject to the limitations therein contained, American Stock Transfer & Trust Company hereby consents that reports of examinations of said corporation by Federal, State, Territorial or District authorities may be furnished by such authorities to you upon request therefor.

Very truly yours, AMERICAN STOCK TRANSFER & TRUST COMPANY
By /s/ Herb Lemmer
Vice President